Exhibit 99.1

UNDER ARMOUR ANNOUNCES SETTLEMENT OF PREVIOUSLY DISCLOSED SECURITIES AND EXCHANGE COMMISSION MATTER

BALTIMORE, May 3, 2021 – Under Armour, Inc. (NYSE: UA, UAA) (the “Company”) today announced that it has entered into a settlement with the U.S. Securities and Exchange Commission (the “SEC”), resolving a previously announced investigation related to disclosure and the impact of certain “pull forward” sales for the third quarter of 2015 through the fourth quarter of 2016.
Under the terms of the settlement, the Company has agreed to pay a civil monetary penalty of $9.0 million, in addition to other non-monetary settlement terms. This settlement relates to the Company’s disclosures, and does not include any allegations from the SEC that sales during these periods did not comply with generally accepted accounting principles. The Company neither admitted nor denied the SEC’s charges. The settlement resolves all outstanding SEC claims. The SEC Staff has confirmed that it does not intend to recommend that any enforcement action be taken against the Company’s Executive Chairman, Chief Financial Officer or any other member of management in connection with this investigation.
The Company previously announced that it had also been responding to requests for documents and information from the U.S. Department of Justice (the “DOJ”). The Company has not received any requests from the DOJ since the second quarter of 2020.

About Under Armour, Inc.

Under Armour, Inc., headquartered in Baltimore, Maryland, is a leading inventor, marketer and distributor of branded athletic performance apparel, footwear and accessories. Designed to help advance human performance, Under Armour's innovative products and experiences are engineered to make athletes better. For further information, please visit http://about.underarmour.com.
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Under Armour Contacts:
Lance Allega	Blake Simpson
SVP, Investor Relations & Corporate Development	SVP, Global Communications, Community Impact & Events
(410) 246-6810	(443) 630-9959